Exhibit 99.1

T3 Motion (TTTM)’s Year-End Letter to Stockholders

Dear Stockholders:

First and foremost, thank you for your support of T3 Motion as we continue to evolve and grow. Fiscal 2011 was quite a year for the company. Building off of our brand, we opened many new markets for our T3 vehicle for security and government/military agencies, listed on a major exchange, and continued development of new products, such as the R3 and a consumer T3. The year had challenges, of course, but I strongly feel we are going into 2012 with a renewed focus and confidence in our technology and prospects.

Building on our brand value and using our proprietary technology, we continue to look for new ways to bring our innovations to the world. To that end, we are pleased to announce that we will be introducing our T3 for the consumer market and continue to consider the R3, three-wheel vehicle as a potential long-term product offering. Over the next quarter and beyond, we will be making some very serious decisions on which avenues to pursue in order to maximize stockholder value and will be certain to keep you up to date.

As we continue to determine our best course of action to make T3 Motion all that it can be, we have achieved several milestones this year. Amongst them are:

•	Listed on the NYSE Amex Exchange in May

•	Completed an $11 million equity raise in May

•	Added 90 new clients and entered into 4 new countries

•	Approached 3000 T3 units deployed worldwide

•	Reached 95 and 37 college campuses and airports, respectively, with T3s deployed

•	Launch the consumer T3 Series model in late 2011

•	Announced the introduction of the Automatic License Plate Recognition System (ALPR)

These are only some of the noteworthy accomplishments that we achieved this year and we look forward to continuing on this path in 2012 and beyond. On the corporate compliance front, we are sad to announce that Mary Schott, a board member since 2009, is leaving us at the end of this year. We have enjoyed working with Mary and wish her well in her future endeavors.

While it has been a remarkable year from a corporate operations perspective, the worldwide marketplace and down economy combined to make 2011 a year of many challenges. Our revenues for the year will approach $6 million and at that level, we realize that we need to continue to manage cash-flow. In order to gird our strength and build a foundation for the future, we have made several critical decisions. We are going to be instituting significant cost cutting measures across all areas of our business and will operate in this mode until such time as we think it makes sense to again ramp our costs in accordance with an increase in our sales and an eye towards expanding our product offerings. We have decided to continue with the R3 development; however, because of the intense, additional capital cost required and the limited marketplace given the current economy, the timeline will be slowed considerably as we access our options. While we still believe that the R3 is an amazing and innovative product, potentially for the masses, timing of the launch is critical and we need to make sure we address the market needs at the appropriate time.

The launch of the T3 to the consumer market will enable us to leverage the brand recognition we have achieved in our security and law enforcement deployments, allow us to offer our green technology opportunities to the consumer and capitalizeon deploying our existing product into a new market space.

Our team is in the midst of designing our first consumer model, which will have the same nuts and bolts as our current T3 model, but will have a new skin and some creature comforts added. As additional milestones are met with the new consumer model, we will be sure to keep everyone up to date.

In order to expand our current offerings to new and existing law enforcement agencies, we recently announced the launch of our Automatic License Plate Recognition System (ALPR), an effective law enforcement tool that provides real-time knowledge and post-action criminal intelligence, monitoring and analyzing up to 8,000 license plates per hour. Over the next couple of quarters, we will begin full-scale production of the ALPR and deploy them through our existing customers and channels.

As you can see from the products we’ve discussed, and the critical decisions we have made regarding the R3 launch and implementation of a significant cost cutting strategy, our company management is focused on regrouping and operating our business in a manner that provides long-term sustainability and a platform for future growth. We very much appreciate all of our stockholders’ continued support and patience during this transitional period.

We remain convinced that we are in an excellent business with important proprietary technology and a management team dedicated to realizing stockholder value. The time has come for us to deliver what you deserve as dedicated constituents. We will continue to update you on our progress and look forward to providing a long-term winner. Rest assured, that we are all very much aligned with you and will do all that we can to make T3 all that it can be. Your continued patience and interest in our company is of tremendous importance to us and for that we are truly grateful. Thanks again and please, take care.

Sincerely,

/s/ Ki Nam

Founder, Chairman and CEO